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                                                                      EXHIBIT 12

                           GTE SOUTHWEST INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                                         Nine Months Ended
                                                                             September 30, 1998
                                                                             ------------------
Net earnings available for fixed charges:
  Income before extraordinary charge                                         $            181.0
  Add - Income taxes                                                                       95.6
      - Fixed charges                                                                      64.9
                                                                             ------------------
Adjusted earnings                                                            $            341.5
                                                                             ==================
Fixed charges:
  Interest expense                                                           $             59.1
  Portion of rent expense
      representing interest                                                                 5.8
                                                                             ------------------
Adjusted fixed charges                                                       $             64.9
                                                                             ==================

RATIO OF EARNINGS TO FIXED CHARGES                                                         5.26
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